Exhibit 99.1

RRD REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

TOTAL DEBT DOWN $273 MILLION FROM YEAR AGO PERIOD; CUMULATIVE REDUCTION SINCE 2016 NOW TOTALS $569 MILLION

YEAR END AVAILABILITY UNDER CREDIT FACILITY OF $634 MILLION SUFFICIENT TO REPAY UPCOMING 2020 AND 2021 MATURITIES; HIGHEST LEVEL OF AVAILABILITY SINCE 2016 SPIN

ISSUES 2020 GUIDANCE – MIDPOINT WOULD REFLECT SIGNIFICANT IMPROVEMENT IN EPS AND CASH FLOW; EXPECTS ADDITIONAL CASH FROM MONETIZING ASSETS

Chicago, February 25, 2020 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today reported financial results for the fourth quarter and full year of 2019.

Full year key messages

•	Reported net sales, including the impact of dispositions and FX, declined 7.7%; organic net sales declined 2.3%
•

GAAP loss per share of $1.31 includes a fourth quarter goodwill impairment charge of $1.38 per share; Non-GAAP adjusted earnings per share of $0.66 includes a fourth quarter charge of $0.09 cents per share for a state tax valuation allowance

•	GAAP income from operations down 52.7% for the year; Non-GAAP adjusted income from operations improves 1.1% from prior year and adjusted operating margin improves 34 bps
•

Reduced total debt by $273 million from prior year while increasing investments for strategic projects; total liquidity, including availability on credit facility and cash on hand, exceeds $800 million

“Despite a challenging industry backdrop, I am pleased to report that we delivered solid full year results in 2019,” said Dan Knotts, RRD President and Chief Executive Officer. “For the year, we reported growth in adjusted income from operations and expanded operating margins by improving our core operating performance, leveraging our extensive portfolio of capabilities to expand existing client relationships, and continuing to win new clients. Further, we significantly reduced our debt outstanding and expanded our liquidity in line with our strategic focus to improve our balance sheet flexibility. As we look to 2020, we have a strong client opportunity pipeline, a relentless focus on lowering our cost to serve, and a strengthened financial position to execute our strategy as a leading marketing and business communications company.”

Financial highlights

The following tables provide an overview of RRD’s financial performance:

	Full Year Results
	FY 2019	FY 2018	% Change
Net sales	$6.28 billion	$6.80 billion	(7.7%)
Income from operations	$98.6 million	$208.6 million	(52.7%)
Diluted loss per share	$(1.31)	$(0.16)	(718.8%)

Adjusted income from operations - non-GAAP (1)	$246.4 million	$243.8 million	1.1%
Adjusted diluted earnings per share - non-GAAP (1)	$0.66	$0.70	(5.7%)

	4th Quarter Results
	Q4 2019	Q4 2018	% Change
Net sales	$1.63 billion	$1.76 billion	(7.8%)
(Loss) income from operations	$(19.4) million	$90.0 million	(121.6%)
Diluted loss per share	$(1.26)	$(0.32)	(293.8%)

Adjusted income from operations - non-GAAP (1)	$93.8 million	$107.0 million	(12.3%)
Adjusted diluted earnings per share - non-GAAP (1)	$0.44	$0.64	(31.3%)
(1)	See pages 9 and 10 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP measures.

Net sales in the quarter were $1.63 billion, down $137.2 million or 7.8% from the fourth quarter of 2018. The decrease includes a $78.2 million impact from business dispositions and a $5.6 million reduction due to changes in foreign exchange rates. On an organic basis, consolidated net sales declined 3.0%. The Marketing Solutions segment grew 12.4% organically driven by higher volumes in the Direct Marketing and Digital Print product categories. The Business Services segment was down 6.6% organically due primarily to declines in Commercial Print and Logistics, partially offset by growth in Labels.

Loss from operations was $19.4 million in the fourth quarter compared to income from operations of $90.0 million in the fourth quarter of 2018. The fourth quarter of 2019 included a non-cash charge of $98.5 million to recognize the impairment of goodwill in the logistics reporting unit and net restructuring and other charges of $6.0 million. Prior year GAAP results included restructuring and other charges of $16.0 million.

Non-GAAP adjusted income from operations of $93.8 million decreased $13.2 million from the prior year period. The decrease was primarily due to lower sales, inflationary cost increases, higher variable compensation expense and lower by-product recoveries, partially offset by productivity improvements.

Loss per share attributable to common stockholders was $1.26 in the fourth quarter of 2019 compared to a loss per share of $0.32 in the fourth quarter of 2018. The fourth quarter of 2019 included a $1.38 loss per share for the non-deductible goodwill impairment charge. The fourth quarter of 2018 included a $0.45 loss per share on debt extinguishments and a $0.32 loss per share for adjustments related to the provisional one-time transition tax initially recorded at December 31, 2017.

Non-GAAP adjusted earnings per share attributable to common stockholders of $0.44 in the fourth quarter of 2019 declined from $0.64 in the fourth quarter of 2018 primarily due to higher taxes which included a $0.09 per share charge associated with a state tax valuation allowance and lower adjusted income from operations, partially offset by lower interest expense.

Other highlights and information

Cash provided by operating activities of $227.1 million in the fourth quarter of 2019 decreased $40.3 million versus the prior year period amount. Cash provided by operating activities during the twelve months ended December 31, 2019 was $139.3 million compared to $203.5 million in the prior year period. The full year decrease is primarily related to higher tax and restructuring payments. Capital expenditures in the twelve months ended December 31, 2019 were $138.8 million versus $104.4 million in the prior year period. The 2019 amount includes incremental investments from the previously announced construction of a new facility in China and the 2020 Census project. Proceeds from other asset sales, including non-refundable deposits collected, were $65.4 million in 2019.

During the fourth quarter of 2019, the Company repatriated an additional $71 million of international cash to the US, bringing the full year total to $327 million. Net proceeds were used primarily to reduce debt outstanding. During 2020, the Company expects to repatriate an additional $50 million to $75 million of international cash.

As of December 31, 2019, cash on hand was $190.8 million, down $179.8 million from 2018, and total debt outstanding was $1.82 billion, down $273 million from 2018. Availability under the credit facility was $633.7 million at December 31, 2019, up $109.7 million from 2018.

2020 guidance

The Company provides its full year guidance as follows:

Current Guidance
February 25, 2020
Net sales	$5.85 billion to $6.05 billion
Adjusted income from operations - non-GAAP (1)	$210 million to $250 million
Adjusted diluted EPS - non-GAAP (1)	$0.65 to $0.95
Cash flow from operations	$150 million to $180 million
Depreciation and amortization	$160 million to $165 million
Interest expense - net	Approximately $140 million
Adjusted effective tax rate - non-GAAP (1),(2)	Approximately 48%
Capital expenditures	$85 million to $95 million
Proceeds from facility sale (3)	Approximately $24 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailments and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(2)

2020 adjusted effective tax rate - non-GAAP guidance reflects a significantly higher rate than the statutory domestic rate primarily due to continued limitations on the Company’s domestic interest expense deduction. As earnings grow and interest expense is reduced, the Company expects the effective tax rate to improve over time.

(3)

2020 proceeds from facility sale guidance reflects one additional non-refundable deposit expected to be collected related to the planned sale of the facility in China. The sale is expected to close in 2021 with an estimated selling price of $250 million, subject to foreign exchange rates. Through December 31, 2019, the Company has collected $98.2 million of non-refundable deposits associated with this sale.

“Our 2020 guidance reflects our focus on winning new business, further strengthening our core operating performance and reducing the cost of our capital structure,” said Terry Peterson, RRD Executive Vice President and Chief Financial Officer. “While uncertainties regarding the impact of COVID-19 remain, we plan to continue our aggressive focus on executing our strategy by both adding and expanding client relationships, lowering our cost to serve and further rationalizing our operating platform. The mid-point of our guidance would reflect a significant improvement in both EPS and cash flow which includes benefits from lower interest and taxes.”

Mr. Peterson continued, “Disciplined management of our capital structure has been a key area of focus for our team since we’ve been together. We have executed multiple actions to reduce our interest expense in 2020, including reducing outstanding debt and lowering the effective interest rate by executing interest rate swaps to lock in attractive fixed rates on a substantial portion of our term loan. As is always the case, we are continuously evaluating opportunities to improve our cost of capital against market conditions and execution costs, and will continue to take advantage of value creating opportunities when appropriate. We have reduced our total debt by $569 million from 2016 year-end levels and we exited 2019 with well over $600 million of availability on our ABL which represents our highest level reported since 2016. While we have ample capacity under our ABL to retire our 2020 and 2021 maturities, we will continue evaluating opportunities to extend our capital structure and improve our cost of capital, maturity profile and execution costs. We also remain highly focused on further expanding our financial flexibility through both positive cash flow and additional proceeds from monetizing assets, including facility sales and potential business dispositions.”

Conference call

RRD will host a conference call to discuss its fourth quarter results on Wednesday, February 26, 2020 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 409.207.6985 (access code 4874542#). For those unable to listen live, a telephonic replay of the call will be available until April 30, 2020 at 402.970.0847 (access code 2160311#).

A slide presentation will be available on the Investors section of the RRD web site at www.rrd.com or by clicking through this link.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance February 25, 2020” in the table included under the “2020 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2019, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Total net sales	$1,626.2	$1,763.4	$6,276.2	$6,800.2

Total cost of sales (1)	1,302.7	1,408.7	5,085.3	5,544.8

Total gross profit (1)	323.5	354.7	1,190.9	1,255.4
Selling, general and administrative expenses (SG&A) (1)	187.1	204.0	776.2	830.4
Restructuring, impairment and other charges-net	104.5	16.0	135.3	38.8
Depreciation and amortization	43.0	43.9	169.2	181.4
Other operating expense (income)	8.3	0.8	11.6	(3.8)
(Loss) income from operations	(19.4)	90.0	98.6	208.6
Interest expense - net	35.0	42.6	150.6	168.3
Investment and other income - net	(5.4)	(5.7)	(16.7)	(20.4)
Loss on debt extinguishment	—	32.3	0.8	32.4
(Loss) income before income taxes	(49.0)	20.8	(36.1)	28.3
Income tax expense	40.7	43.3	56.6	37.9
Net loss	(89.7)	(22.5)	(92.7)	(9.6)
Less: Income attributable to noncontrolling interests	0.3	0.2	0.5	1.4
Net loss attributable to RRD common stockholders	$(90.0)	$(22.7)	$(93.2)	$(11.0)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(1.26)	$(0.32)	$(1.31)	$(0.16)
Diluted net loss per share	$(1.26)	$(0.32)	$(1.31)	$(0.16)

Weighted average common shares outstanding:
Basic	71.5	70.7	71.2	70.6
Diluted	71.5	70.7	71.2	70.6

Additional information:
Gross margin (1)	19.9%	20.1%	19.0%	18.5%
SG&A as a % of total net sales (1)	11.5%	11.6%	12.4%	12.2%
Operating margin	(1.2%)	5.1%	1.6%	3.1%
Effective tax rate	(83.1%)	208.2%	(156.8%)	133.9%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of December 31, 2019 and December 31, 2018
(UNAUDITED)
(in millions, except per share data)

	12/31/2019	12/31/2018
Assets

Cash and cash equivalents	$190.8	$370.6
Receivables, less allowances for doubtful accounts	1,161.6	1,298.3
Inventories	301.8	329.7
Prepaid expenses and other current assets	98.6	101.1
Total Current Assets	1,752.8	2,099.7
Property, plant and equipment - net	500.0	531.3
Goodwill	457.8	553.4
Other intangible assets - net	99.7	113.3
Deferred income taxes	57.8	66.9
Operating lease assets	205.5	—
Other noncurrent assets	256.5	276.2
Total Assets	$3,330.1	$3,640.8

Liabilities

Accounts payable	852.2	987.3
Accrued liabilities and other	334.2	347.4
Short-term operating lease liabilities	68.7	—
Short-term and current portion of long-term debt	71.2	216.2
Total Current Liabilities	1,326.3	1,550.9
Long-term debt	1,747.2	1,875.3
Pension liabilities	113.6	97.9
Other postretirement benefits plan liabilities	61.7	67.8
Long-term income tax liability	75.8	91.1
Long-term operating lease liabilities	141.0	—
Other noncurrent liabilities	234.8	203.2
Total Liabilities	$3,700.4	$3,886.2

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2019 and 2018	0.9	0.9

Additional paid-in capital	3,348.0	3,404.0
Accumulated deficit	(2,336.8)	(2,225.7)
Accumulated other comprehensive loss	(176.2)	(153.8)
Treasury stock, at cost, 18.1 shares in 2019 (2018 - 18.6 shares)	(1,219.6)	(1,285.5)
Total RRD stockholders' equity	(383.7)	(260.1)
Noncontrolling interests	13.4	14.7
Total Equity	$(370.3)	$(245.4)
Total Liabilities and Equity	$3,330.1	$3,640.8

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions)

	2019	2018

Net loss	$(92.7)	$(9.6)
Adjustment to reconcile net loss to net cash provided by operating activities	292.1	221.2
Changes in operating assets and liabilities	(51.5)	9.8
Pension and other postretirement benefits plan contributions	(8.6)	(17.9)
Net cash provided by operating activities	$139.3	$203.5

Capital expenditures	(138.8)	(104.4)
All other cash provided by investing activities	113.0	97.0
Net cash used in investing activities	$(25.8)	$(7.4)

Net cash used in financing activities	$(289.4)	$(77.2)

Effect of exchange rate on cash, cash equivalents and restricted cash	(3.9)	(16.8)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(179.8)	$102.1

Cash, cash equivalents and restricted cash at beginning of year	403.6	301.5

Cash, cash equivalents and restricted cash at end of period	$223.8	$403.6

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31, 2019						For the Three Months Ended December 31, 2018
	SG&A (1)	(Loss) income from operations	Investment and other income - net	Income tax expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Income tax expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share
GAAP basis measures	$187.1	$(19.4)	$(5.4)	$40.7	$(90.0)	$(1.26)	$204.0	$90.0	$43.3	$(22.7)	$(0.32)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	104.5	—	(8.5)	113.0	1.58	—	16.0	(0.9)	16.9	0.24
Loss on debt extinguishments (3)	—	—	—	—	—	—	—	—	0.5	31.8	0.45
All other (4)	(0.3)	8.7	0.3	(0.1)	8.4	0.12	(0.1)	1.0	(18.4)	19.4	0.27
Total Non-GAAP adjustments	(0.3)	113.2	0.3	(8.6)	121.4	1.70	(0.1)	17.0	(18.8)	68.1	0.96
Non-GAAP measures	$186.8	$93.8	$(5.1)	$32.1	$31.4	$0.44	$203.9	$107.0	$24.5	$45.4	$0.64

Additional non-GAAP information:					2019	2018
Gross margin (1)					19.9%	20.1%
Adjusted SG&A as a % of total net sales (1)					11.5%	11.6%
Adjusted operating margin					5.8%	6.1%
Adjusted effective tax rate					50.2%	35.0%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other-net: charges incurred in the fourth quarter of 2019 included a non-cash charge of $98.5 million to recognize the impairment of goodwill in the logistics reporting unit; $2.9 million for lease termination and other restructuring charges; $2.8 million for employee termination costs and $0.7 million for multi-employer pension plan withdrawal obligations, partially offset by $0.4 million primarily consisting of net gains on the sale of restructured facilities. Charges incurred in the fourth quarter of 2018 included pre-tax charges of $9.1 million for impairment and other charges; $4.5 million for lease termination and other restructuring costs; $1.7 million for employee termination costs and $0.7 million for multi-employer pension plan withdrawal obligations.

(3)

Loss on debt extinguishments: related to premiums paid in connection with tenders, unamortized debt issuance costs and other expenses associated with the tender offer during the fourth quarter of 2018.

(4)

All other: primarily included expenses related to the ongoing SEC and DOJ investigations, the ongoing bankruptcy liquidation of RRD Brazil and a $0.9 million loss on the sale of GDS during the fourth quarter of 2019. During the fourth quarter of 2018, primarily included a $23.0 million adjustment related to the provisional one-time transition tax recorded at December 31, 2017 as a result of the Tax Act and an adjustment to deferred taxes.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Twelve Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions, except per share data)

	For the Twelve Months Ended December 31, 2019						For the Twelve Months Ended December 31, 2018
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) income attributable to common stockholders	Net (loss) income attributable to common stockholders per diluted share
GAAP basis measures	$776.2	$98.6	$(16.7)	$56.6	$(93.2)	$(1.31)	$830.4	$208.6	$(20.4)	$37.9	$(11.0)	$(0.16)

Non-GAAP adjustments:
Restructuring, impairment and other charges-net (2)	—	135.3	—	7.6	127.7	1.79	—	38.8	—	5.5	33.3	0.47
Loss on debt extinguishments (3)	—	—	—	0.1	0.7	0.01	—	—	—	0.6	31.8	0.45
All other (4)	(0.8)	12.5	(1.8)	2.4	11.9	0.17	(0.1)	(3.6)	(1.5)	2.3	(4.4)	(0.06)
Total Non-GAAP adjustments	(0.8)	147.8	(1.8)	10.1	140.3	1.97	(0.1)	35.2	(1.5)	8.4	60.7	0.86
Non-GAAP measures	$775.4	$246.4	$(18.5)	$66.7	$47.1	$0.66	$830.3	$243.8	$(21.9)	$46.3	$49.7	$0.70

Additional non-GAAP information:				2019	2018
Gross margin (1)				19.0%	18.5%
Adjusted SG&A as a % of total net sales (1)				12.4%	12.2%
Adjusted operating margin				3.9%	3.6%
Adjusted effective tax rate				58.4%	47.5%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other- net: charges incurred in the twelve months ended December 31, 2019 included non-cash charges of $98.5 million to recognize the impairment of goodwill in the logistics reporting unit; $22.3 million for employee termination costs; $16.6 million for lease termination and other restructuring charges and $2.9 million for multi-employer pension plan withdrawal obligations, partially offset by $5.0 million  primarily consisting of net gains on the sale of restructured facilities. Charges incurred in the twelve months ended December 31, 2018 primarily included pre-tax charges of $16.0 million for lease termination and other restructuring costs and $12.9 million for employee termination costs.

(3)

Loss on debt extinguishments: related to the repurchase of senior notes and debentures during the twelve months ended December 31, 2019. During the twelve months ended December 31, 2018, related to premiums paid in connection with tenders, unamortized debt issuance costs and other expenses associated with the tender offer.

(4)

All other: primarily included expenses related to the ongoing SEC and DOJ investigations, an increase in reserves for an unfavorable state sales tax matter and expenses related to the ongoing bankruptcy liquidation of RRD Brazil, partially offset by gain on disposal of businesses during the twelve months ended December 31, 2019. During the twelve months ended December 31, 2018, included a gain primarily on the sale of the Print Logistics business, adjustments to the provisional amounts recorded at December 31, 2017 as a result of the Tax Act and adjustments to deferred taxes.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Loss from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended December 31, 2019
Net sales	$1,252.2	$374.0	$—	$1,626.2
(Loss) income from operations	(18.1)	28.1	(29.4)	(19.4)
Operating margin %	nm	7.5%	nm	(1.2%)

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	101.7	0.2	2.6	104.5
Other	(2.3)	0.6	10.4	8.7
Total Non-GAAP adjustments	99.4	0.8	13.0	113.2

Non-GAAP income (loss) from operations	$81.3	$28.9	$(16.4)	$93.8
Non-GAAP operating margin %	6.5%	7.7%	nm	5.8%

Depreciation and amortization	26.2	15.7	1.1	43.0
Investment and other income-net (1)	1.2	—	3.9	5.1
Non-GAAP Adjusted EBITDA	$108.7	$44.6	$(11.4)	$141.9
Non-GAAP Adjusted EBITDA margin %	8.7%	11.9%	nm	8.7%

For the Three Months Ended December 31, 2018
Net sales	$1,430.8	$332.6	$—	$1,763.4
Income (loss) from operations	89.4	21.9	(21.3)	90.0
Operating margin %	6.2%	6.6%	nm	5.1%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	14.2	0.2	1.6	16.0
Other	0.9	—	0.1	1.0
Total Non-GAAP adjustments	15.1	0.2	1.7	17.0

Non-GAAP income (loss) from operations	$104.5	$22.1	$(19.6)	$107.0
Non-GAAP operating margin %	7.3%	6.6%	nm	6.1%

Depreciation and amortization	29.7	12.1	2.1	43.9
Investment and other income-net (1)	1.2	—	4.5	5.7
Non-GAAP Adjusted EBITDA	$135.4	$34.2	$(13.0)	$156.6
Non-GAAP Adjusted EBITDA margin %	9.5%	10.3%	nm	8.9%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the three months ended December 31, 2018, included non-cash pension settlement charges of $0.4 million and a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Twelve Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Twelve Months Ended December 31, 2019
Net sales	$4,995.7	$1,280.5	$—	$6,276.2
Income (loss) from operations	132.7	67.0	(101.1)	98.6
Operating margin %	2.7%	5.2%	nm	1.6%

Non-GAAP Adjustments
Restructuring, impairment and other charges-net	123.6	1.0	10.7	135.3
Other	(2.3)	0.6	14.2	12.5
Total Non-GAAP adjustments	121.3	1.6	24.9	147.8

Non-GAAP income (loss) from operations	$254.0	$68.6	$(76.2)	$246.4
Non-GAAP operating margin %	5.1%	5.4%	nm	3.9%

Depreciation and amortization	108.3	53.9	7.0	169.2
Investment and other income-net (1)	4.8	—	13.7	18.5
Non-GAAP Adjusted EBITDA	$367.1	$122.5	$(55.5)	$434.1
Non-GAAP Adjusted EBITDA margin %	7.3%	9.6%	nm	6.9%

For the Twelve Months Ended December 31, 2018
Net sales	$5,619.1	$1,181.1	$—	$6,800.2
Income (loss) from operations	242.3	54.6	(88.3)	208.6
Operating margin %	4.3%	4.6%	nm	3.1%

Non-GAAP Adjustments
Restructuring, impairment and other-net	25.8	3.9	9.1	38.8
Other	(3.7)	—	0.1	(3.6)
Total Non-GAAP adjustments	22.1	3.9	9.2	35.2

Non-GAAP income (loss) from operations	$264.4	$58.5	$(79.1)	$243.8
Non-GAAP operating margin %	4.7%	5.0%	nm	3.6%

Depreciation and amortization	128.4	47.4	5.6	181.4
Investment and other income-net (1)	3.7	—	18.2	21.9
Non-GAAP Adjusted EBITDA	$396.5	$105.9	$(55.3)	$447.1
Non-GAAP Adjusted EBITDA margin %	7.1%	9.0%	nm	6.6%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2019, primarily included a $2.1 million loss on the sale of LSC and Donnelley Financial shares. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2018, included $1.9 million of non-cash pension settlement charges and a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three and Twelve Months Ended December 31, 2019
(UNAUDITED)

	For the Three Months Ended December 31, 2019
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(12.5%)	12.4%	(7.8%)
Less:
Year-over-year impact of changes in foreign currency rates	(0.4%)	---%	(0.4%)
Year-over-year impact of dispositions (1)	(5.5%)	---%	(4.4%)

Net organic sales change	(6.6%)	12.4%	(3.0%)

(1)

Adjusted for net sales of RRD Brazil, disposed in the first quarter of 2019; the R&D business, disposed of in the second quarter of 2019, and the GDS business, disposed of in the fourth quarter of 2019.

	For the Twelve Months Ended December 31, 2019
	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(11.1%)	8.4%	(7.7%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.0%)	---%	(0.8%)
Year-over-year impact of dispositions (2)	(5.5%)	---%	(4.6%)

Net organic sales change	(4.6%)	8.4%	(2.3%)

(2)

Adjusted for net sales of the Print Logistics business, disposed in the third quarter of 2018; RRD Brazil, disposed in the first quarter of 2019; the R&D business, disposed of in the second quarter of 2019, and the GDS business, disposed of in the fourth quarter of 2019.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2019 and 2018
(UNAUDITED)
(in millions)

	For the Three Months Ended December 31,
	2019	2018
GAAP net loss attributable to RRD common stockholders	$(90.0)	$(22.7)

Adjustments
Income attributable to noncontrolling interests	0.3	0.2
Income tax expense	40.7	43.3
Interest expense - net	35.0	42.6
Depreciation and amortization	43.0	43.9
Restructuring, impairment and other charges-net	104.5	16.0
Loss on debt extinguishment	—	32.3
Other	8.4	1.0
Total Non-GAAP adjustments	231.9	179.3
Non-GAAP adjusted EBITDA	$141.9	$156.6

Net sales	$1,626.2	$1,763.4
Non-GAAP adjusted EBITDA margin %	8.7%	8.9%

	For the Twelve Months Ended December 31,
	2019	2018
GAAP net loss attributable to RRD common stockholders	$(93.2)	$(11.0)

Adjustments
Income attributable to noncontrolling interests	0.5	1.4
Income tax expense	56.6	37.9
Interest expense - net	150.6	168.3
Depreciation and amortization	169.2	181.4
Restructuring, impairment and other charges-net	135.3	38.8
Loss on debt extinguishment	0.8	32.4
Other	14.3	(2.1)
Total Non-GAAP adjustments	527.3	458.1
Non-GAAP adjusted EBITDA	$434.1	$447.1

Net sales	$6,276.2	$6,800.2
Non-GAAP adjusted EBITDA margin %	6.9%	6.6%